CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As successor by merger, effective October 1, 2009, to the registered public accounting firm Rotenberg & Co., llp, we consent to the use of our report dated March 31, 2009 in the Registration Statement on Form S-1, Amendment 5, with respect to the consolidated balance sheets of Hall Tees, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. The report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  EFP Rotenberg, LLP
EFP Rotenberg, LLP
Rochester, New York
November 11, 2009